(h)(1)

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

This AGREEMENT made this 1st day of April, 2002, as amended and restated on March 14, 2013, between ING Variable Portfolios, Inc. (the “Fund”), a Maryland corporation, on behalf of each series of the Fund, set forth on Amended Schedule A hereto (each a “Fund,” collectively, the “Funds”), as such schedule may be amended from time to time to add additional series, and ING Funds Services, LLC (the “Administrator”), a Delaware limited liability company.

WHEREAS, the Fund is an open-end investment management company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund desires to avail itself of the services of the Administrator for the provision of administrative services for the Fund; and

WHEREAS, the Administrator is willing to render such services to the Fund;

NOW THEREFORE, in consideration of the premises, the promises and mutual covenants herein contained, it is agreed between the parties as follows:

1.        Appointment. The Fund hereby appoints the Administrator, subject to the direction of the Board of Directors, for the period and on the terms set forth in this Agreement, to provide administrative services, as described herein, with respect to the Fund. The Administrator accepts such appointment and agrees to render the services set forth herein.

2.        Services of the Administrator. Subject to the general supervision of the Board of Directors of the Fund, the Administrator shall provide the following administrative services:

(a)      Provide all administrative services reasonably necessary for the ordinary operation of the Fund other than the investment advisory services performed by the investment manager or sub-adviser, including, but not limited to: (i) coordinating all matters relating to the ordinary operation of the Fund, including any necessary coordination among the investment manager, custodian, transfer agent, dividend disbursing agent, and portfolio accounting agent (including pricing and valuation of the portfolio), accountants, attorneys, and other parties performing services or operational functions for the Fund; (ii) supervising the maintenance by third parties engaged by the Fund of such books and records of the Fund as may be required by applicable federal or state law; (iii) preparing or supervising the preparation by third parties selected by the Fund of all federal, state, and local tax returns and reports required by applicable law; (iv) preparing and filing, with the assistance of counsel, and arranging for the distribution of proxy materials and periodic reports to shareholders as required by applicable law; (v taking such other action with respect to the Fund as may be required by applicable law, including without limitation the rules and regulations of the Securities and Exchange Commission (“SEC”) and other regulatory agencies; (vi) providing the Fund, at the Administrator's expense, with adequate personnel, office space, communications facilities, and other facilities necessary for operation of the Fund as contemplated in this Agreement; (vii) assist the Fund in conducting periodic repurchase offers in accordance with Rule 23c-3 under the 1940 Act; (viii) arranging for meetings of the Fund’s Board of Directors and, in connection therewith, providing the Board with necessary or appropriate information for its meetings; (ix) providing non-investment related statistical and research data and such other reports, evaluations and information as the Fund may request from time to time; (x) maintaining the Fund’s existence, and during such time as shares of the Fund are publicly offered, maintaining the registration and qualification of the Fund’s shares under federal and state law; and (xi) responding to inquiries from shareholders or their agents or representatives relating to the Fund, concerning, among other things, exchanges among funds, or referring any such inquiries to the Fund's officers or transfer agent. Nothing in this provision shall be deemed to inhibit the Fund or its officers from engaging, at the expense of the Fund, other persons to assist in providing administrative services to the Fund including, but not limited to, accounting agents, recordkeeping agents, proxy solicitation agents, attorneys, accountants, consultants and others.

(b)      Render to the Board of Directors of the Fund such periodic and special reports as the Board may reasonably request;

(c)      Make available its officers and employees to the Board of Directors and officers of the Fund for consultation and discussions regarding the administration of the Fund and the services provided to the Fund under this Agreement; and

(d)      Develop and implement, if appropriate, management and shareholder services designed to enhance the value or convenience of the Fund as an investment vehicle.

3.        Fund Disclosures.

(a)      The Administrator shall be responsible for preparing the Fund’s registration statements and supplements to the Fund’s prospectuses and statements of additional information (“Disclosure Documents”), and for filing or arranging for the filing of such Disclosure Documents with the SEC and other federal and state regulatory authorities as may be required by applicable law.

(b)      Notwithstanding anything in Section 9 or elsewhere in this Agreement, the Administrator shall exercise reasonable care consistent with a fiduciary duty in fulfilling its responsibilities under Section 3(a) of this Agreement.

(c)      In the event of a claim, litigation, liability, or a regulatory action or investigation (collectively, a “Disclosure Claim”) that arises out of or is based upon the disclosure in a Disclosure Document for the Fund (including, but not limited to, a claim arising from an untrue statement or alleged untrue statement in a registration statement for the Fund or an omission or alleged omission of a material fact required to be stated therein or necessary to make statements made in a registration statement not misleading), the Administrator shall indemnify and hold harmless the Fund and each individual who, during the term of this

Agreement, serves or had served as a Director of the Fund who is not an “interested person” of the Fund, as such term is defined in the 1940 Act (an “Independent Director”), if such Disclosure Claim arises from the Administrator’s failure or alleged failure to exercise reasonable care consistent with a fiduciary duty in the preparation or filing of the Fund’s Disclosure Documents for the loss, costs, or damages, including amounts paid in settlement with the written consent of the Administrator, which consent shall not be unreasonably withheld, and including reasonable legal and other expenses, that arise from such Disclosure Claim.

(d)        In addition to the indemnification provided in Section 3(c) of this Agreement, the Administrator agrees to indemnify and hold harmless the Independent Director for the costs of defense of a Disclosure Claim, including reasonable attorney’s fees, regardless of whether such Disclosure Claim arises from the Administrator’s failure or alleged failure to exercise reasonable care consistent with a fiduciary duty in the preparation of the Fund’s Disclosure Documents, subject to the Administrator’s right to assume the defense of such Disclosure Claim pursuant to Section 3(i) of this Agreement.

(e)        The parties expressly acknowledge that this Section 3 confers rights and remedies upon the Fund and each Independent Director, including the right to enforce the indemnification provided for in Sections 3(c) and 3(d) of this Agreement. The obligation of the Administrator to provide indemnification to the Fund and the Independent Directors, as set forth in this Section 3, shall remain in effect after the termination of this Agreement.

(f)        The indemnification of the Fund provided for in Section 3(c) of this Agreement shall apply only to the extent that any loss to the Fund is not covered by insurance held by the Fund, and shall not apply if: (i) the disclosure giving rise to the Disclosure Claim was provided by or on behalf of an Independent Director for inclusion in the Fund’s Disclosure Documents; or (ii) indemnification is not allowed under applicable law.

(g)        The indemnification of an Independent Director provided in Sections 3(c) and 3(d) of this Agreement shall apply only to the extent that any loss to the Independent Director is not covered by insurance held by the Fund or the Independent Directors, and shall not apply if: (i) losses are actually indemnified by the Fund, consistent with the Fund’s organizational documents; (ii) the disclosure giving rise to the Disclosure Claim was provided by or on behalf of an Independent Director for inclusion in the Fund’s Disclosure Documents; (iii) losses are the result of willful misfeasance, bad faith, gross negligence or reckless disregard on the part of an Independent Director; or (iv) indemnification is not allowed under applicable law.

(h)        The Administrator shall not be liable for indemnification of an Independent Director under this Section 3 unless the Independent Director has notified the Administrator in writing within a reasonable time after the summons or other first legal process giving information of the nature of the Disclosure Claim is served upon such Independent Director (or after such Independent Director shall have received notice of such service on any designated agent); provided, however, that notification of the Administrator is not required if the Administrator had actual knowledge about the nature of the Disclosure Claim. In the event of a request for indemnification from an Independent Director, the Administrator shall pay advances to the fullest extent permissible under the 1940 Act and applicable state law.

(i)        In the event of a request for indemnification from the Fund or an Independent Director (“Indemnified Party”), the Administrator shall be entitled, upon notice to the Indemnified Party, to assume the defense of any Disclosure Claim against the Indemnified Party, with counsel satisfactory to the Administrator and the Indemnified Party.

4.        Conformity with Applicable Law. The Administrator, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Registration Statement of the Fund and with the instructions and directions of the Board of Directors of the Fund and will conform to, and comply with, the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

5.        Exclusivity. The services of the Administrator to the Fund under this Agreement are not to be deemed exclusive, and the Administrator, or any affiliate thereof, shall be free to render similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) and to engage in other activities, so long as its services hereunder are not impaired thereby.

6.        Delegation of Responsibilities. All services to be provided by the Administrator under this Agreement may be furnished by any directors, officers or employees of the Administrator or the Administrator may, at the expense of the Administrator, retain the services of any other entity to provide certain administrative duties under the Administrator’s supervision.

7.        Expenses. During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with its activities under this Agreement, except such expenses as are assumed by the Fund under this Agreement and such expenses as are assumed by the investment manager pursuant to an Investment Management Agreement. The Fund shall be responsible for such assumed expenses and for all of the other expenses of its operations, including, without limitation, the administration fee payable hereunder; advisory fees; brokerage commissions; interest; legal fees and expenses of attorneys; fees of auditors, transfer agents and dividend disbursing agents, custodians and shareholder servicing agents; fees of accountants and accounting services; the expense of obtaining quotations for calculating the Fund’s net asset value; taxes, if any, and the preparation of the Fund’s tax returns; cost of stock certificates and any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares; expenses of registering and qualifying shares of the Fund under federal and state laws and regulations; all expenses of periodic repurchase offers and of preparing, printing, and mailing repurchase offer material to shareholders; expenses of printing and distributing reports, notices and proxy materials to existing shareholders; expenses of printing and filing reports and other documents filed with governmental agencies; expenses in connection with shareholder and director meetings; expenses of printing and distributing prospectuses and statements of additional information to existing shareholders; expenses of software licensing and similar products used in the preparation of registration statements including prospectuses and statements of additional information, shareholder reports and notices, proxy materials, and other documents filed with governmental agencies; fees and expenses of Independent Directors of the Fund; fees and expenses of counsel to the Independent Directors and any consultants or other persons engaged by or on behalf of the Independent Directors; trade association dues; insurance premiums; and extraordinary expenses such as litigation expenses. To the extent the Administrator incurs any costs or performs any services which are an obligation of the Fund, as set forth herein, the Fund shall promptly reimburse the Administrator for such costs and expenses. To the extent the services for which the Fund is obligated to pay are performed by the Administrator, the Administrator shall be entitled to recover from the Fund only to the extent of its costs for such services.

  8.        Compensation.

(a)      For the services provided by the Administrator pursuant to this Agreement, the Fund will pay to the Administrator the annual fee set forth in Schedule A hereto.

(b)      The administration fee shall be accrued daily by the Fund and paid to the Administrator at the end of each calendar month.

  9.        Liability of the Administrator.

(a)      The Administrator may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Administrator nor its stockholders, officers, directors, employees, or agents shall be subject to any liability for, or any damages, expenses, or losses incurred in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or negligence in the performance of the Administrator’s duties, or by reason of reckless disregard of the Administrator’s obligations and duties under this Agreement. The liability incurred by the Administrator pursuant to this Section 9 in any year shall be limited to the revenues of the Administrator derived from the Fund in that fiscal year of the Fund. The Administrator shall look solely to Fund property for satisfaction of claims of any nature against the Fund or a director, officer, employee or agent of the Fund individually arising in connection with the affairs of the Fund.

(b)      The foregoing Section 9(a) shall not apply to a claim for indemnification under Section 3 of this Agreement.

  10.        Continuation and Termination. This Agreement shall become effective on the date first written above, subject to the condition that the Fund’s Board of Directors, including a majority of those Directors who are not “interested persons” (as such term is defined in the 1940 Act) of the Fund or the Administrator, shall have approved this Agreement. Unless terminated as provided herein, the Agreement shall continue in full force and effect through November 30, 2013 and shall continue from year to year thereafter so long as such continuance is specifically approved at least annually by the vote of a majority of the Board of Directors of the Fund, including a majority of the Board of Directors of the Fund who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Fund or the Administrator.

This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the Board of Directors of the Fund on sixty (60) days’ written notice to the Administrator, or by the Administrator at any time, without the payment of any penalty, on sixty (60) days’ written notice to the Fund.

11.        Amendment. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties. This Agreement shall extend to and shall be binding upon the parties thereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Administrator without the written consent of the Fund.

12.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

13.        Applicable Law.

(a)        This Agreement shall be governed by the laws of the State of Maryland, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rules or order of the SEC thereunder.

(b)        If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(c)        The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ING VARIABLE PORTFOLIOS, INC.

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

ING FUNDS SERVICES, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

SCHEDULE A

with respect to the

AMENDED AND RESTATED

ADMINISTRATION AGREEMENT

between

ING VARIABLE PORTFOLIOS, INC.

And

ING FUNDS SERVICES, LLC

Series	Administrative Services Fee (as a percentage of average daily net assets)

ING Australia Index Portfolio	0.10%

ING Emerging Markets Index Portfolio	0.10%

ING Euro STOXX 50® Index Portfolio	0.10%

ING FTSE 100 Index® Portfolio	0.10%

ING Hang Seng Index Portfolio	0.10%

ING Index Plus LargeCap Portfolio	0.055% 0.030%	on 1st $5 billion over $5 billion

ING Index Plus MidCap Portfolio	0.055% 0.030%	on 1st $5 billion over $5 billion

ING Index Plus SmallCap Portfolio	0.055% 0.030%	on 1st $5 billion over $5 billion

ING International Index Portfolio	0.10%

ING Japan TOPIX Index® Portfolio	0.10%

ING Russell™ Large Cap Growth Index Portfolio	0.10%

ING RussellTM Large Cap Index Portfolio	0.10%

Series	Administrative Services Fee (as a percentage of average daily net assets)

ING Russell™ Large Cap Value Index Portfolio	0.10%

ING Russell™ Mid Cap Growth Index Portfolio	0.10%

ING RussellTM Mid Cap Index Portfolio	0.10%

ING RussellTM Small Cap Index Portfolio	0.10%

ING Small Company Portfolio	0.055% 0.030%	on 1st $5 billion over $5 billion

ING U.S. Bond Index Portfolio	0.10%